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SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
Current Report
Pursuant To Section 13 or 15(D) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 22, 2008*
MRV COMMUNICATIONS, INC.
(Name of registrant as specified in its charter)

DELAWARE (State or other jurisdiction of Incorporation or organization)	001-11174 (Commission File Number)	06-1340090 (I.R.S. Employer Identification Number)

20415 Nordhoff Street Chatsworth, CA (Address of principal executive offices)		91311 (Zip Code)
Registrant’s telephone number, including area code: (818) 773-0900
Not Applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

*	See Item 5.02 of this Report.

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.
On January 2, 2009, registrant received an Additional Staff Determination letter from The Nasdaq Stock Market (“Nasdaq”) stating that registrant is not in compliance with Nasdaq’s Marketplace Rules 4350(e) and 4350(g) (supplemented by Nasdaq IM-4350-8) for registrant’s failure to solicit proxies and hold an annual meeting for its fiscal year ended December 31, 2007, on or before December 31, 2008 and that such noncompliance serves as an additional basis for delisting registrant’s common stock from Nasdaq.
As previously announced and reported on August 14, 2008 and November 17, 2008, registrant received Nasdaq Staff Determination letters stating that registrant was not in compliance with Nasdaq’s Marketplace Rule 4310(c)(14) because it did not file its Quarterly Reports on Form 10-Q for the quarter ended June 30, 2008 and September 30, 2008 by the required deadlines. The delays in filing these reports and in soliciting proxies and holding an annual meeting for 2007 resulted from the previously announced and pending restatement of registrant’s financial statements related to its accounting for stock options and to earn-outs and profit sharing in certain European subsidiaries.
As previously announced and reported, in response to the August 14, 2008 Nasdaq-Staff Determination Letter, registrant initiated an appeal process and requested a hearing before the Nasdaq Listing Qualifications Panel (Panel), which was held on October 16, 2008. As a result of the hearing, on November 10, 2008, Nasdaq notified registrant that the Panel had granted registrant until February 10, 2009 to file its delinquent Quarterly Report on Form 10-Q for the quarter ended June 30, 2008. Subsequently, registrant has presented its views to the Panel with respect to the delay in filing its Quarterly Report on Form 10-Q for the quarter ended September 30, 2008, advising that the filing delay resulted from the same issues that prevented the timely filing of its Form 10-Q for the prior quarter and requested that the relief from the Nasdaq listing requirements granted in the Panel’s decision dated November 10, 2008 be expanded to include registrant’s third quarter 10-Q.
Similarly, registrant plans to present its views to the Panel and request relief from the Nasdaq listing requirement with respect to the delay that is the subject of the Additional Staff Determination it received on January 2, 2009.
The failure by registrant to remedy the deficiencies stated in the Nasdaq staff determination letter of August 14, 2008 and the Additional Staff Letters of November 17, 2008 and January 2, 2009 by any deadline specified by Nasdaq would result in the delisting of registrant’s common stock from The Nasdaq Stock Market. Registrant is working diligently to complete all necessary filings and to be in a position to solicit proxies and hold an annual meeting in order to demonstrate compliance with the applicable requirements for continued listing on Nasdaq. However, there can be no assurance that the Panel will expand its November 10, 2008 decision to include relief for registrant’s inability to solicit proxies and hold an annual meeting, or that Nasdaq will grant registrant the further extension that registrant currently expects it will need to regain compliance with the Nasdaq listing requirements.

On January 7, 2009, registrant issued a press release announcing its receipt of the Additional Staff Determination Letter of January 2, 2009. The full text of the press release is furnished as Exhibit 99.1 to this Current Report and is incorporated by reference herein.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
During the period beginning on December 22, 2008 through January 5, 2009, Guenter Jaensch, a director of registrant, and registrant engaged in a series of communications and discussions in which Dr. Jaensch indicated to registrant that he may not stand for reelection as a director at the 2009 annual meeting of stockholders. Dr. Jaensch, 70, has served as a director of the registrant since December 1997.

Item 9.01	Financial Statements and Exhibits
Exhibit 99.1     Registrant’s Press Release of January 7, 2009.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.
Date: January 7, 2009

MRV COMMUNICATIONS, INC.
By:	/s/ Chris King
Chris King
Vice President, Finance and Chief Compliance Officer